Exhibit 99

Marine Products Corporation Reports Third Quarter 2021 Financial Results

ATLANTA, October 27, 2021 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2021. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, the 267 SSX OB, and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended September 30, 2021, Marine Products generated net sales of $75,843,000, a 10.3 percent increase compared to $68,778,000 in the same period of the prior year. The increase in net sales was due to a 5.3 percent increase in the number of units shipped during the quarter as compared to the prior year. A favorable model mix generated a small increase in average selling price per boat. Unit sales increased in most of our product categories compared to the prior year as we worked diligently to overcome significant supply chain difficulties and meet as much dealer and retail demand as possible. We generated the highest unit sales increase within our popular Chaparral SSi sterndrive sport boats.

Gross profit for the third quarter of 2021 was $16,044,000, a slight decrease compared to the third quarter of the prior year. Gross margin as a percentage of net sales decreased to 21.2 percent in the third quarter of 2021 compared to 23.6 percent in the third quarter of 2020. Gross margin as a percentage of net sales declined due to increased raw materials and component costs, as well as higher freight costs as compared to the prior year. Also, labor inefficiencies resulting from production disruptions caused by delays in receiving critical components impacted profitability. An additional factor causing a decline in gross margin as a percentage of net sales was that during the quarter we shipped very few 2022 models, which carry higher prices.

Operating profit for the third quarter of 2021 was $8,343,000, approximately the same as operating profit of $8,350,000 in the third quarter of last year. Selling, general and administrative expenses were $7,701,000 in the third quarter of 2021 compared to $7,886,000 in the third quarter of 2020. These expenses decreased slightly due to changes in costs that vary with profitability, as well as lower advertising expenses. Selling, general and administrative expenses as a percentage of net sales were 10.2 percent in the third quarter of 2021 compared to 11.5 percent of net sales during the third quarter of 2020. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2021 was $8,791,000, an increase of $5,000 compared to the third quarter of 2020.1

Net income for the third quarter of 2021 was $6,687,000, a slight increase compared with net income of $6,535,000 in the third quarter of 2020. Diluted earnings per share were $0.20 in the third quarter of 2021 compared with $0.19 in the third quarter of the prior year. The effective tax rate for the third quarter of 2021 was 19.9 percent, a decrease compared to an effective tax rate of 21.8 percent for the third quarter of the prior year.

Net sales for the nine months ended September 30, 2021 were $221,477,000, an increase of 31.3 percent compared to the first nine months of 2020, which were significantly impacted by our production facility shutdown due to concerns arising from the COVID-19 pandemic. Net income for the nine-month period was $20,578,000 or $0.61 diluted earnings per share, compared to net income of $12,450,000, or $0.37 diluted earnings per share in the prior year.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

Third Quarter 2021 Earnings Press Release

“Marine Products Corporation’s third quarter results reflect continued high dealer and retail demand, offset by significant supply chain challenges preventing us from shipping as many boats as we planned,” stated Richard A. Hubbell, Marine Products’ President and Chief Executive Officer. “Demand once again extended beyond the traditional retail selling season for recreational boats. Unfortunately, along with the rest of our industry as well as other manufacturers that rely on an extensive supply chain, our production was negatively impacted by shortages and delayed receipts of raw materials and critical components used in our manufacturing operations. As a result, we reduced production during the quarter, although total shipments increased, and materials cost increases negatively impacted our profitability. In addition, we honored our 2021 model year pricing and delivery commitments, which extended through the third quarter. As a result, the vast majority of our third quarter shipments were of 2021 model year boats, which reflected lower pricing and generated lower profitability than our 2022 model year boats. We began shipping 2022 models almost exclusively during the fourth quarter.

“These conditions also increased our working capital requirements, as reflected in delayed shipments of substantially completed boats and a lower cash balance at the end of the third quarter as compared to the prior year. We continue to coordinate our suppliers’ anticipated deliveries with our production schedules so that we can optimize labor and transportation resources to meet as much demand as possible, and we are pleased that several critical bottlenecks have eased. As a result, our working capital requirements are declining and our cash balance should improve in the coming months. However, we continue to face delays in receiving some of our critical components and do not know at this time when these problems will be resolved.

“During the fourth quarter, Marine Products will continue to exercise every effort to support our dealers with virtual marketing efforts, equitable production allocations, and winter boat show support. We will be almost exclusively shipping higher-priced 2022 model year boats, which will allow for more efficient production as well as enhance average selling prices and profitability. We continue to monitor our market share and are pleased that for the 12 months ended June 30, 2021, both Chaparral and Robalo continued to hold leading market shares in each of their categories,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 27, 2021, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 2167018. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Third Quarter 2021 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements that we do not know when delivery delays for some of our raw materials will be resolved, the expectation that our working capital requirements will decline and our cash balance will increase, that during the fourth quarter we will continue to support our dealer network with virtual marketing efforts, equitable production allocation and winter boat show support, and the we will almost exclusively ship higher-priced 2022 model year boats during the fourth quarter of 2021 which will enhance efficiency, increase average selling prices and profitability. These risks include risks related to the supply chain disruptions that have affected our ability to obtain certain raw materials and components which have adversely affected our sales and profit margins, and risks that economic conditions, availability of credit and consumer confidence levels may adversely affect our sales. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2021.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended September 30, (Unaudited)	Third Quarter			Nine Months
	2021	2020	% BETTER (WORSE)	2021	2020	% BETTER (WORSE)
Net Sales	$75,843	$68,778	10.3%	$221,477	$168,715	31.3%
Cost of Goods Sold	59,799	52,542	(13.8)	172,363	132,541	(30.0)
Gross Profit	16,044	16,236	(1.2)	49,114	36,174	35.8
Selling, General and Administrative Expenses	7,701	7,886	2.3	23,383	20,896	(11.9)
Operating Profit	8,343	8,350	(0.1)	25,731	15,278	68.4
Interest Income	4	10	(60.0)	22	86	(74.4)
Income Before Income Taxes	8,347	8,360	(0.2)	25,753	15,364	67.6
Income Tax Provision	1,660	1,825	9.0	5,175	2,914	(77.6)
Net Income	$6,687	$6,535	2.3%	$20,578	$12,450	65.3%

EARNINGS PER SHARE
Basic	$0.20	$0.19	5.3%	$0.61	$0.37	64.9%
Diluted	$0.20	$0.19	5.3%	$0.61	$0.37	64.9%

AVERAGE SHARES OUTSTANDING
Basic	33,993	33,928		33,982	33,946
Diluted	33,993	33,928		33,982	33,946

Third Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$9,630	$29,014
Accounts receivable, net	10,229	8,517
Inventories	76,747	42,890
Income taxes receivable	482	206
Prepaid expenses and other current assets	2,494	1,883
Total current assets	99,582	82,510
Property, plant and equipment, net	14,313	14,741
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	13,994	8,585
Deferred income taxes	4,430	4,181
Other assets	3,700	3,681
Total assets	$139,792	$117,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$14,168	$9,592
Accrued expenses and other liabilities	15,647	15,607
Total current liabilities	29,815	25,199
Long-term pension liabilities	15,070	11,289
Other long-term liabilities	674	508
Total liabilities	45,559	36,996
Common stock	3,399	3,387
Capital in excess of par value	-	-
Retained earnings	92,738	79,679
Accumulated other comprehensive loss	(1,904)	(2,591)
Total stockholders' equity	94,233	80,475
Total liabilities and stockholders' equity	$139,792	$117,471

Third Quarter 2021 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

Periods ended, (Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2021	September 30, 2020	2021	2020
Reconciliation of Net Income to EBITDA
Net Income	$6,687	$6,535	$20,578	$12,450
Add:
Income tax provision	1,660	1,825	5,175	2,914
Depreciation and amortization	448	436	1,345	1,509
Less:
Interest income	4	10	22	86
EBITDA	$8,791	$8,786	$27,076	$16,787